Exhibit 99. 4

FORM OF LETTER TO STOCKHOLDERS

WHO ARE RECORD HOLDERS

Subscription Rights to Purchase Shares of Common Stock

Offered Pursuant to Subscription Rights Distributed to Stockholders

of Chanticleer Holdings, Inc.

[_____], 2019

To Security Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by Chanticleer Holdings, Inc. (“Chanticleer”) of shares of Common Stock (as such term is defined below), pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record (the “Recordholders”) of shares of Chanticleer common stock, par value $0.0001 per share (the “Common Stock”), at 4:00 p.m., Eastern time, on June 7 , 2019 (the “Record Date”). The Rights and Common Stock are described in the offering prospectus dated [_____], 2019 (the “Prospectus”).

In the Rights Offering, Chanticleer is offering an aggregate of 11,428,571 shares of Common Stock, as described in the Prospectus.

The Rights will expire, if not exercised prior to 5:00 p.m., Eastern time, on [_____], 2019, unless extended (the “Expiration Time”).

As described in the accompanying Prospectus, each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to three Rights for each share of Common Stock owned by such beneficial owner at 4:00 p.m., Eastern time, on the Record Date. Each Right will allow the holder thereof to subscribe for one share of Common Stock (the “Basic Subscription Privilege”) at the cash price of $[_____] per full share (the “Subscription Price”). For example, if a Recordholder owned 100 shares of Common Stock as of 4:00 p.m., Eastern time on the Record Date, it would receive 300 Rights and would have the right to purchase 300 shares of Common Stock for the Subscription Price.

The number of shares subscribed is subject to reduction as a result of the Tax Attributes as described in the Prospectus.

If a Rights holder purchases all of the shares of Common Stock available to it pursuant to its Basic Subscription Privilege, it may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase a portion of any shares of Common Stock that are not purchased by other Rights holders through the exercise of their Basic Subscription Privileges (the “Unsubscribed Shares”), subject to the availability and pro rata allocation of the Unsubscribed Shares among all Rights holders exercising this Over-Subscription Privilege. To the extent the Unsubscribed Shares are not sufficient to satisfy all of the properly exercised Over-Subscription Privileges, then the Unsubscribed Shares will be prorated among those who properly exercised Over-Subscription Privilege based on the number of shares each Rights holder subscribed for under the Basic Subscription Privilege. If this pro rata allocation results in any Rights holder receiving a greater number of Unsubscribed Shares than the Rights holder subscribed for pursuant to the exercise of the Over-Subscription Privilege, then such Rights holder will be allocated only that number of Unsubscribed Shares for which the Rights holder oversubscribed, and the remaining Unsubscribed Shares will be allocated among all other Rights holders exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Unsubscribed Shares have been allocated or all Over-Subscription Privilege have been fulfilled, whichever occurs earlier.

Each Rights holder will be required to submit payment in full for all the shares it wishes to buy with its Over-Subscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the expiration of the Rights Offering, if a Rights holder wishes to maximize the number of shares it may purchase pursuant to the Rights holder ’s Over-Subscription Privilege, the Rights holder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock available to the Rights holder , assuming that no Rights holders other than such Rights holder purchases any shares of Common Stock pursuant to their Basic Subscription Privilege and Over-Subscription Privilege. Fractional shares of Common Stock resulting from the exercise of the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.

Chanticleer can provide no assurances that each Rights holder will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of its Over-Subscription Privilege in full at the expiration of the Rights Offering.

Chanticleer will not be able to satisfy a Rights holder ’s exercise of the Over-Subscription Privilege if all of the Rights holders exercise their Basic Subscription Privileges in full, and we will only honor an Over-Subscription Privilege to the extent sufficient shares of Common Stock are available following the exercise of subscription rights under the Basic Subscription Privileges.

To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to a Rights holder pursuant to the Over-Subscription Privilege is less than the amount the Rights holder actually paid in connection with the exercise of the Over-Subscription Privilege, the Rights holder will be allocated only the number of Unsubscribed Shares available to it as soon as practicable after the Expiration Time, and the Rights holder ’s excess subscription payment received by the Subscription Agent will be returned, without interest, as soon as practicable.

To the extent the amount the Rights holder actually paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to the Rights holder pursuant to the Over-Subscription Privilege, such Rights holder will be allocated the number of Unsubscribed Shares for which it actually paid in connection with the Over-Subscription Privilege. See “The Rights Offering — The Subscription Rights — Over-Subscription Privilege” in the Prospectus.

The Rights will be evidenced by a non-transferable subscription rights certificate (the “Rights Certificate”) registered in the Rights holder ’s name or its nominee and will cease to have any value at the Expiration Time.

We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Rights Certificate be issued.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Rights will be for the account of the Rights holder, and none of such commissions, fees or expenses will be paid by Chanticleer or the Subscription Agent.

Enclosed are copies of the following documents:

1.	Prospectus;

2.	Instructions for Use of Chanticleer Holdings, Inc. Subscription Rights Certificates (including a Notice of Guaranteed Delivery for Rights Certificates Issued by Chanticleer, Inc. and Guidelines for Request for Taxpayer Identification Number and Certification on Substitute Form W-9);

3.	A form of letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instruction;

4.	Notice of Guaranteed Delivery for Rights Certificates Issued by Chanticleer; and

5.	A return envelope addressed to Securities Transfer Corporation, the Subscription Agent.

Your prompt action is requested. To exercise the Rights, you should deliver the properly completed and signed Rights Certificate (or Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures), with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Time. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Time will expire.

Additional copies of the enclosed materials may be obtained from Securities Transfer Corporation, the Subscription Agent. The Subscription Agent’s telephone number is (469) 633-0101. Any questions or requests for assistance concerning the rights offering should be directed to the Subscription Agent.

Very truly yours,

Chanticleer Holdings, Inc.